TRANSFER AGENCY AGREEMENT

         Agreement made March 1, 1991 between Twentieth Century Investors, Inc., a Maryland corporation ("Twentieth Century"), and Twentieth Century Services, Inc., a Missouri corporation ("Services").

         1. By action of its Board of directors Twentieth Century on November 17, 1990 appointed Services as its transfer agent, and Services accepted such appointment.

         2. As transfer agent for Twentieth Century, Services shall perform all the functions usually performed by transfer agents of investment companies, in accordance with the policies and practices of Twentieth Century as disclosed in its prospectus or otherwise communicated to Services from time to time, including but not limited to, the following:

         (a) Recording the ownership, transfer, conversion and cancellation of ownership of shares of Twentieth Century on the books of Twentieth Century;

         (b) Causing the issuance, transfer, conversion and cancellation of stock certificates of Twentieth Century;

         (c)      Establishing and maintaining records of accounts;

         (d) Computing and causing to be prepared and mailed or otherwise delivered to shareholders payment of redemption proceeds due from Twentieth Century on redemption of shares and notices of reinvestment in additional shares of dividends, stock dividends or stock splits declared by Twentieth Century on shares of Twentieth Century;

         (e) Furnishing to shareholders such information as may be reasonably required by Twentieth Century, including confirmation of shareholder's transactions and appropriate income tax information;

         (f) Addressing and mailing to shareholders prospectuses, annual and semiannual reports; addressing and mailing proxy materials for shareholder meetings prepared by or on behalf of Twentieth Century, and tabulating the proxy votes.

         (g)      Replacing   allegedly   lost,   stolen  or   destroyed   stock
                  certificates in accordance with and subject to usual and customary procedures and conditions.

         (h) Maintaining such books and records relating to transactions effected by Services pursuant to this Agreement as are required by the Investment Company Act, or by rules or regulations thereunder, or by any other applicable provisions of law, to be maintained by Twentieth Century or its transfer agent with respect to such transactions; preserving, or causing to be preserved, any such books and records for such periods as may be required by any such law, rule or regulation; furnishing Twentieth century such information as to such transactions and at such times as may be reasonably required by it to comply with applicable laws and regulations, including but not limited to the laws of the several states of the United States.

         (i) Dealing with and answering all correspondence from or on behalf of shareholders relating to its functions under this agreement.

         3. Twentieth Century may perform on site inspection of records and accounts and perform audits directly pertaining to Twentieth Century shareholder accounts services by Services hereunder at Services' facilities in accordance with reasonable procedures at the frequency necessary to show proper administration of this agreement and the proper audit of Twentieth Century's financial statements. Services will cooperate with Twentieth Century's auditors and the representatives of appropriate regulatory agencies and furnish all reasonably requested records and data.

         4. (a) Services will at all times exercise due diligence and good faith in performing its duties hereunder. Services will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel and facilities as well as the accurate performance of all services to be performed by it hereunder within the time requirement of any applicable statutes, rules or regulations or as disclosed in Twentieth Century's prospectus.

                  (b) Services shall not be responsible for, and Twentieth Century agrees to indemnify Services, for any losses, damages or expenses (including reasonable counsel fees and expenses)
                  (a) resulting from any claim, demand, action or suit not resulting from Services' failure to exercise good faith or due diligence and arising out of or in connection with Services duties on behalf of the fund hereunder; (b) for any delay, error, or omission by reason or circumstance beyond its control, including acts of civil or military authority, national emergencies, labor difficulties (except with response to Services' employees), fire, mechanical breakdowns beyond its control, flood or catastrophe, act of God, insurrection, war, riot or failure beyond its control of transportation, communication or power supply; or (c) for any action taken or omitted to be taken by Services in good faith in reliance on
                  (i) the authenticity of any instrument or communication reasonably believed by it to be genuine and to have been properly made and signed or endorsed by an appropriate person, or (ii) the accuracy of any records or information provided to it by Twentieth Century, (iii) any authorization or instruction contained in any officers' instruction, or (iv) any advice of counsel approved by Twentieth Century who may be internally employed counsel or outside counsel, in either case for Twentieth Century of Services.

         5. Services shall not look to Twentieth Century for compensation for its services described herein. It shall be compensated entirely by Investors Research Corporation, pursuant to the management agreement between Investors Research Corporation and Twentieth Century which requires Investors Research Corporation to pay all of the expenses of Twentieth Century.

         6. This Agreement may be terminated by either party at any time without penalty upon giving the other party 60 days written notice (which notice may be waived by either party).

         Upon termination Services will deliver to Twentieth Century all microfilm records pertaining to shareholder accounts of Twentieth Century, and all records of shareholder accounts in machine readable form in the format in which they are maintained by Services.

         All data processing programs used by Services in connection with the performance of its duties under this Agreement are the sole and exclusive property of Services, and after the termination of this Agreement, Twentieth Century shall have no right to use the same.

         IN WITNESS WHEREOF, the parties have executed this instrument the day and year first above written.

                                            Twentieth Century Investors, Inc.

                                            By: /s/ William M. Lyons
                                                William M. Lyons, Vice President


                                            Twentieth Century Services, Inc.

                                             By: /s/ Wendy B. Welte
                                                 Wendy B. Welte, Vice President